UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

August 12, 2020

Date of Report (Date of earliest event reported)

BIOLASE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36385	87-0442441
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4 Cromwell

Irvine, California 92618

(Address of principal executive offices) (Zip Code)

(949) 361-1200

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	BIOL	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.01.	Notification of Failure to Satisfy a Continued Listing Rule or Standard - Remediated

On March 31, 2020, Biolase, Inc. (the “Company”) received notice from Nasdaq that the Company has failed to maintain a required minimum of $2,500,000 in stockholders’ equity for continued listing, as required under Listing Rule 5550(b)(1) (the “Minimum Equity Rule”). On June 4, 2020, Nasdaq granted the Company an extension of time until August 31, 2020 to provide evidence of compliance with the Minimum Equity Rule, by filing a Current Report on Form 8-K which includes (1) disclosure of Nasdaq’s deficiency letter and the specific deficiency or deficiencies cited; (2) a description of the completed transaction or event that enabled the Company to satisfy the stockholders’ equity requirement for continued listing; (3) an affirmative statement that, as of the date of the report, the Company believes it has regained compliance with the stockholders’ equity requirement based upon the specific transaction or event referenced in item (2) above; and (4) a disclosure stating that Nasdaq will continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement and, if at the time of its next periodic report the Company does not evidence compliance, that it may be subject to delisting.

In addition, on December 3, 2019, the Company received notice from Nasdaq that it has failed to maintain the minimum bid price requirement of $1 required for continued listing under Listing Rule 5550(a)(2). Under the Nasdaq rules, the Company had 180 days to regain compliance with this requirement. On April 17, 2020, the Company received a letter from Nasdaq that extended the Company’s deadline for compliance with this rule to August 14, 2020, wherein at such date the Company could opt to qualify for an additional 180 day extension by meeting the Nasdaq continued listing requirements with the exception of the bid price requirement, provided the Company provided written notice of its intention to cure the deficiency during the second compliance period, by effecting a reverse stock split, if necessary.

As previously disclosed by the Company, on June 10, 2020 the Company completed a registered direct offering of 10,800,000 shares of its Common Stock, par value $0.001 per share (“Common Stock”), to certain accredited institutional investors and a concurrent private placement of warrants to purchase 10,800,000 shares of Common Stock. In connection with this offering, the Company received net proceeds of approximately $6.1 million after deducting fees and other offering expenses related to the registered direct offering. On July 22, 2020, the Company completed a rights offering, pursuant to which the Company sold an aggregate of 18,000 units consisting of an aggregate of 18,000 shares of Series F Convertible Preferred Stock and 45,000,000 warrants, with each warrant exercisable for one share of Common Stock, resulting in net proceeds to the Company of approximately $15.8 million, after deducting fees and other offering expenses relating to the rights offering.

Thus, in total, the Company believes actual shareholders’ equity as of March 31, 2020 of negative $891,000 on the Company’s balance sheet would be, on an as adjusted basis, $21,131,000 as of March 31, 2020, and approximately $17,000,000 as of August 12, 2020, after giving effect to the equity transactions described above.

As of August 12, 2020, the Company believes it has regained compliance with the stockholders’ equity requirement based upon the specific transactions and events referenced above. Nasdaq will continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement, and if at the time of its next periodic report the Company does not evidence compliance, it may be subject to delisting.

As of August 12, 2020, the Company believes it meets all of the Nasdaq continued listing requirements (except the minimum bid price requirement). The Company hereby provides notice of its intention to cure the deficiency during the second compliance period if provided by Nasdaq (which would end February 10, 2021), by effecting a reverse stock split, if necessary.

Thus, the Company believes it qualifies for the second 180 day extension to comply with the bid price requirement, as it has met the continued Nasdaq listing requirements, with the exception of the bid price requirement, and has provided written notice of its intention to cure the deficiency during this second compliance period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOLASE, INC.

Date: August 12, 2020	By:	/s/ John R. Beaver
John R. Beaver
Executive Vice President, Chief Operating Officer, and Chief Financial Officer